Exhibit 99-1

Certificate Pursuant to Section 1350 of Chapter 63

of Title 18 of the United States Code

I, James R. Bazet, the chief executive officer of Cobra Electronics Corporation, certify that (i) the Quarterly Report on Form 10-Q of Cobra Electronics Corporation for the quarterly period ended March 31, 2003 (the “Form 10-Q”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Cobra Electronics Corporation and its subsidiaries.

/s/ James R. Bazet

James R. Bazet

May 15, 2003

A signed original of this written statement required by Section 906 has been provided to Cobra Electronics Corporation and will be retained by Cobra Electronics Corporation and furnished to the Securities and Exchange Commission or its staff upon request.